UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 16, 2018

ANDEAVOR LOGISTICS LP
(Exact name of registrant as specified in its charter)

Delaware	001-35143	27-4151603

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

19100 Ridgewood Pkwy San Antonio, Texas	78259-1828

(Address of principal executive offices)	(Zip Code)

(210) 626-6000
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

2018 Incentive Compensation Program
On February 16, 2018, the Chairman of the Board and independent directors (the “Committee”), acting pursuant to authority delegated by the Board of Directors (the “Board”) of Tesoro Logistics GP, LLC (the “Company”), the general partner of Andeavor Logistics LP (the “Partnership”), approved the participation by Don J. Sorensen, the Company’s Senior Vice President, Operations, in the Andeavor 2018 Incentive Compensation Program (the “2018 Program”). The 2018 Program, as applied to Mr. Sorensen, consists of two components: Andeavor’s overall performance and Business Unit performance. The performance results of Andeavor are modified by the Business Unit results. The performance results of both Andeavor and the Business Unit may be adjusted to take into account unbudgeted business decisions, unusual or non-recurring items and other factors, as approved by Andeavor’s Compensation Committee, to determine the total amount, if any, available under the 2018 Program, and can range from 0% to 200%. The Compensation Committee has discretion to adjust individual awards based on an assessment of each executive officer’s overall performance.

Component 1
Corporate Performance - Andeavor’s Corporate performance metrics include the following:

•	EBITDA, weighted at 50% - Achievement of earnings before interest, taxes, depreciation and amortization measured on a margin neutral basis;

•	Growth, Productivity and Synergies Improvements, weighted at 20% - Targeted improvements from growth initiatives, productivity with existing assets and synergies from acquisitions to create value;

•	Cost Management, weighted at 15% - Measurement of operating expenditures versus budget;

•	Process Safety Management, weighted at 5% - Targeted improvement in the number of process safety incidents;

•	Environmental, weighted at 5% - Targeted improvement in the number of environmental incidents; and

•	Personal Safety, weighted at 5% - Targeted improvement in the number of recordable personal safety incidents over the average for the past three years.

An assessment of each executive officer’s overall performance, taking into account the performance of their respective business units, successful achievement of goals, business plan execution, and other leadership attributes, will be used as the basis for adjusting an executive officer’s payout above or below the amount determined by the overall Corporate Performance.

Component 2
Business Unit Performance - Measured against target with the range of outcomes between 0% to 200%. Business Unit performance is measured through balanced scorecards with performance metrics including, but not limited to:

•	Safety and Environmental;

•	Cost Management;

•	Improvements in EBITDA; and

•	Business improvement and value creation initiatives.

Business Unit results for Mr. Sorensen are tied to the Partnership’s performance as well as the performance of all of Andeavor’s logistical assets (other than the Partnership and including logistics assets for which the Partnership may have the right of first refusal). Mr. Sorensen’s total target payout amount is 90% of base salary earnings during 2018.

Grant of Awards to Named Executive Officers
On February 16, 2018, the Committee, acting pursuant to authority delegated by the Board, approved the following grants of awards to the Chief Executive Officer and other named executive officers (with Mr. Goff abstaining from voting on his award):

Named Executive Officers & Title	Target Number of Performance-Based Phantom Units
Gregory J. Goff, CEO and Chairman of the Board	49,580
Steven M. Sterin, President and Chief Financial Officer	10,523
Kim K.W. Rucker, Executive Vice President and General Counsel	8,095
Don J. Sorensen, Senior Vice President, Operations	6,476

The awards were made according to the terms of the form of performance phantom unit agreement (the “Award Agreement”) pursuant to which performance phantom units may be issued under the Andeavor Logistics LP 2011 Long-Term Incentive Plan (as amended and restated, the “Plan”), as well as the related 2018 Grant Performance Vesting Phantom Units Summary (the “Phantom Units Summary”). The Award Agreement sets forth the terms of grants for performance phantom units to certain participants under the Plan, including the Partnership’s executive officers. The awards will vest at the end of a performance period ending on February 16, 2021, will be adjusted based on the achievement of relative total unitholder return compared to a peer group of companies, and may range from 0% to 200% of the target number of performance phantom units granted. The Partnership’s peer group may be determined from time to time by the Board or any committee designated by the Board to administer the Plan. Any unvested performance phantom units will be forfeited under certain circumstances regarding termination.

Each performance phantom unit granted under the Award Agreement is granted in tandem with an accompanying distribution equivalent right, which entitles the grantee to receive payments in an amount equal to any distributions made by the Partnership with respect to the common units underlying the performance phantom units.

The foregoing description is qualified in its entirety by reference to the actual terms of the Award Agreement and Phantom Units Summary which are filed as Exhibits 10.1 and 10.2, respectively, to this Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

*10.1	Form of Andeavor Logistics LP 2011 Long-Term Incentive Plan Performance Phantom Unit Agreement

*10.2	Andeavor Logistics LP 2018 Grant of Performance-Vesting Phantom Units and Tandem DERs Term Sheet
______________
* Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 23, 2018

ANDEAVOR LOGISTICS LP

By:	Tesoro Logistics GP, LLC Its general partner

By:	/s/ BLANE W. PEERY
Blane W. Peery Vice President and Controller